Exhibit 23.3

12900 Hall Road, Suite 510
Sterling Heights, MI 48313-1153

Telephone 586-254-8141
Fax 586-254-9406
Web www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-8 (dated November 15, 2011) of our report dated April 29, 2011, relating to the consolidated balance sheet MES Group, Inc. and Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of stockholders’ equity, income, comprehensive income, and cash flows for the years ended December 31, 2010, 2009 and 2008, which report appears in the Form 8-K/A of ExamWorks Group, Inc. dated May 6, 2011 and July 1, 2011.

Sterling Heights, Michigan
November 15, 2011

An Independent Member of Urbach Hacker Young International Limited